AMENDMENT NUMBER 2 TO RIGHTS AGREEMENT

          Amendment Number 2 to Rights Agreement, dated as of October 18, 2001 ("Amendment"), between Capital One Financial Corporation, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York (the "Rights Agent").

WITNESSETH:

          WHEREAS, on November 16, 1995, the Board of Directors of the Company authorized and declared a dividend of one Right for each share of Common Stock outstanding at the close of business on November 29, 1995 (the "Record Date") and authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date;

          WHEREAS, each Right entitles the holder to purchase one one-hundredth of a Preferred Share upon the terms and subject to the conditions set forth in the Rights Agreement, dated as of November 16, 1995, as amended April 29, 1999 (the "Rights Agreement"), between the Company and the Rights Agent; and

          WHEREAS, on October 18, 2001, the Board of Directors of the Company resolved to amend the Rights Agreement as hereinafter set forth in accordance with Section 27 of the Rights Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

          Section 1.  Certain Definitions.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

          Section 2.  Amendments.  (a)  The Rights Agreement is hereby amended as follows:

                    (a)  Section 21 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                    Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent, as the case may be, upon 30 days' notice in writing mailed to the Rights Agent or any successor Rights Agent and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21 however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

                    (b)  Except as expressly set forth in Section 2(a) hereof, the Rights Agreement shall remain in full force and effect without alteration or modification.

          Section 3.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

          Section 4.  Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          Section 5.  Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in accordance with the Rights Agreement and their respective corporate seals to be hereunto affixed and attested, all as of the date and the year first above written.

                                                                                CAPITAL ONE FINANCIAL CORPORATION

                                                                                By________// John G. Finneran, Jr. //__________
                                                                                Name:   John G. Finneran, Jr.
                                                                                Title:     Executive Vice President, General Counsel &
                                                                                              Corporate Secretary

                                                                                EQUISERVE TRUST COMPANY, N.A.

                                                                                By________// Thomas A. Ferrari //____________
                                                                                Name:   Thomas A. Ferrari
                                                                                Title:     Senior Managing Director